Exhibit 23.1

PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

June 16, 2015

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1 of Kirin Corp. of our report dated on June 2, 2015, on our audit of the financial statements of Kirin Corp. as of April 30, 2015, and the related statements of operation, stockholders' equity and cash flows from March 19, 2015 (inception) through April 30, 2015 and the reference to us under the caption "Experts."

Very truly yours,

/s/ PLS CPA

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PLS CPA, A Professional Corp.